Exhibit 5.2

July 12, 2024

Danimer Scientific, Inc.

140 Industrial Boulevard

Bainbridge, GA 39817

Ladies and Gentlemen:

We have acted as special counsel to Danimer Scientific, Inc., a Delaware corporation (the “Company”), in connection with its filing on May 13, 2024, of a Registration Statement on Form S-3 (File No. 333-279371) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), which was declared effective by the Commission on June 5, 2024. The Registration Statement contained a prospectus dated June 5, 2024 (the “Base Prospectus”) and a prospectus supplement, dated July 12, 2024, which was filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), on July 12, 2024 (“Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Prospectus Supplement relates to the issuance by the Company of up to an aggregate amount of 5,939,560 shares of the Class A common stock, $0.0001 par value per share (the “Common Stock”) of the Company (“Shares”) directly to B. Dyson Capital Advisors and/or its affiliates (collectively, the “Advisor”) from time to time in consideration of financial and investment banking advisory services (the “Services”) provided by the Advisor to the Company in connection with the Company’s distribution of certain transferable Warrants (the “Warrants”) to holders of shares of Common Stock and certain other eligible recipients, which Warrants were issued by the Company on July 12, 2024. The Company will issue the Shares from time to time to the Advisor in partial satisfaction of the advisory fee payable to Advisor in connection with exercise of Warrants.

In connection with the matters referred to above, we have examined copies of the following: (a) the Fifth Amended and Restated Certificate of Incorporation of the Company currently in effect (the “Amended and Restated Certificate of Incorporation”), (b) the Second Amended and Restated By-laws of the Company currently in effect (the “Amended and Restated By-laws”), (c) certain records of the Company’s corporate proceedings as reflected in its minute books, (d) the Registration Statement, in the form it was filed with the Commission, (e) the Prospectus with respect to the shares of Common Stock, in the form filed with the Commission, and (f) the financial advisory services agreement between the Company and the Advisor. We have also examined a certified copy of the resolutions of the Company’s Board of Directors (the “Board”) adopted at a meeting of the Board held on April 30, 2024 and May 17, 2024 authorizing the issuance and the transaction, documents and agreements related thereto. We have also

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examined such other agreements, documents, papers, authorities and statutes as we have deemed necessary to form the basis of the opinions hereinafter set forth. We have also assumed the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. As to certain facts material to this opinion, we have relied upon oral or written statements and representations of officers and other representatives of the Company including that the number of shares of Common Stock which the Company is authorized to issue in its Amended and Restated Certificate of Incorporation exceeds the sum of (a) the number of shares of Common Stock currently outstanding, (b) the number of shares of Common Stock held as treasury shares, (c) the number of shares of Common Stock the Company has otherwise reserved for issuance for any purpose, including the maximum number of Shares the Company has reserved for issuance to the holders of Warrants upon exercise thereof, and (d) the maximum number of Shares the Company is obligated to issue to Advisor pursuant to the financial advisory services agreement between the Company and the Advisor if all Warrants were exercised, and that such condition will remain true at all future times relevant to this opinion. We have also relied on certificates of public officials, and such other documents and information as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have not undertaken any independent investigation to determine the accuracy of any such facts.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that following the issuance by the Company of the Shares against the consideration therefor set forth in the financial advisory services agreement between the Company and the Advisor, including issuance thereof by the Company’s transfer agent and registrar, the Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We are qualified to practice law in the State of New York and do not purport to be experts on any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States generally applicable to the transactions set forth in the Prospectus Supplement. We are not admitted or qualified to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we deem necessary to render the opinions contemplated herein. We express no opinion regarding the Securities Act, or any other federal or state securities laws or regulations.

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This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

Very truly yours,

KANE KESSLER, P.C.

/s/ Kane Kessler, P.C.

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